NEOSE PROVIDES UPDATE ON IND REVIEW FOR NE-180

HORSHAM, PA, July 19, 2005 — Neose Technologies, Inc. (NasdaqNM: NTEC) announced that the U.S. Food and Drug Administration (FDA) orally advised the Company today that it has placed the Company’s proposed Phase I clinical trial for NE-180 on hold. The Company submitted its investigational new drug application (IND) to the FDA for NE-180 on June 23, 2005. NE-180 is the Company’s long-acting, GlycoPEGylated erythropoietin for the treatment of chemotherapy-induced anemia. The FDA informed the Company that it requires additional manufacturing and preclinical information in order to complete its review of the IND. The Company expects to receive a formal hold letter detailing the FDA’s requests within 30 days.

The Company previously announced that it expected to commence its Phase I clinical trial for NE-180 in the third quarter of 2005. Due to the FDA’s requests for additional information and depending on the FDA’s response to the information provided, the Company now expects initiation of its Phase I clinical trial to be delayed by at least one quarter.

“Our highest priority is to respond to the requests of the FDA in an effort to move our NE-180 program forward with as little delay as possible,” said C. Boyd Clarke, Neose president, chief executive officer and chairman.

Conference Call

The Company will host a conference call with the investment community at 8:30 a.m. (EDT) on Wednesday, July 20, 2005 to discuss its announcement regarding the NE-180 program. The call is expected to last approximately 30 minutes and will include prepared remarks by Neose management with a subsequent question and answer period.

The dial-in number for domestic callers is 800-967-7187. The dial-in number for international callers is 719-457-2635. A replay of the call will be available for 7 days beginning approximately four hours after the call’s conclusion. The replay number for domestic callers is 888-203-1112, using passcode 5454139. The replay number for international callers is 719-457-0820, also using passcode 5454139. Live audio of the conference call will be simultaneously broadcast over the Internet through First call events via the following link:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=60494&eventID=1104979

To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The call will also be archived on the Neose website at www.neose.com.

About Neose Technologies, Inc.

Neose is a biopharmaceutical company using its proprietary enzymatic technologies to develop improved drugs, focusing primarily on therapeutic proteins. Neose uses its GlycoAdvance® and GlycoPEGylation™ technologies to develop improved versions of drugs with proven safety and efficacy. Neose intends to apply its technologies to products it is developing on its own and to products it co-develops and co-owns with others. It also expects to make its technologies available, through strategic partnerships, to improve the products of other parties. Neose’s first two proprietary candidates are NE-180 and GlycoPEG-GCSF, a long-acting version of granulocyte colony stimulating factor (G-CSF).

CONTACTS:

Neose Technologies, Inc.

A. Brian Davis Sr. Vice President and Chief Financial Officer (215) 315-9000

Barbara Krauter Manager, Investor Relations (215) 315-9004

For more information, please visit www.neose.com.

Neose “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties, including without limitation the risk that we will not receive clearance from the FDA to initiate a Phase I clinical trial. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the section of Neose’s Annual Report on Form 10-K for the year ended December 31, 2004, entitled “Factors Affecting the Company’s Prospects” and discussions of potential risks and uncertainties in Neose’s subsequent filings with the SEC.